Exhibit 7(c) 99.1
   Chiquita Brands International, Inc. - News Release

                       FOR IMMEDIATE RELEASE
             CHIQUITA ANNOUNCES FIRST QUARTER EARNINGS
                  AND DECLARES QUARTERLY DIVIDENDS

   CINCINNATI, OHIO, April 30, 1996 -- Chiquita Brands International, Inc. today reported earnings for its first quarter ended March 31, 1996. Chiquita's income from continuing operations before flood related write-downs and costs was $36.2 million, or $.57 per share, compared to $33.6 million, or $.55 per share, in the first quarter of 1995.

   Industry-wide flooding in Costa Rica caused damage to the Company's banana producing assets and resulted in charges of $12 million, or $.19 per share, in the first quarter of 1996. Net income for the quarter was $24.2 million, or $.38 per share.

   In the first quarter of 1995, earnings  of $.07 per share from
   Chiquita's  discontinued   meat  business  were   included  in
   reported net income of $37.6 million, or $.62 per share.

   Net sales for the 1996 quarter decreased to $625 million from $674 million in the prior year primarily as a result of the sale of the Costa Rican operations of the Company's Numar edible oils group and other non-core operations in 1995. The elimination of earnings from these divested operations was offset by reduced net interest expense resulting from sales of non-core assets as well as the Company's refinancing and deleveraging program.

   Banana operating results, excluding the flood related write-downs and costs, were comparable to the prior year. The effect of lower prices in the European Union ("EU") and higher costs caused by the banana Framework Agreement, which was not fully implemented until the second quarter of 1995, was offset by benefits from the Company's overall cost reduction program. The lower EU pricing resulted primarily from the carryover into early 1996 of the overissuance of special import licenses to European-based banana companies under the pretext of relief for hurricane damage sustained in the Caribbean in 1995.

   Separately, the Company declared quarterly cash dividends of $.05 per share on its common stock and $.7188 per share on its Series A Preferred Stock. Each dividend is payable June 7,

   1996 to shareholders of record at the close of business on May
   21, 1996.

   Chiquita is a leading international marketer, processor and producer of quality food products.

   FOR FURTHER INFORMATION, PLEASE CONTACT:
   Joseph W. Hagin  (513) 784-8866

                CHIQUITA BRANDS INTERNATIONAL, INC.
                SUMMARY OF CONSOLIDATED OPERATIONS
           FOR THE QUARTER ENDED MARCH 31, 1996 AND 1995
            (In thousands, except for per share amounts)


                                                 Quarter Ended
                                                    March 31,
                                            --------------------------

                                               1996          1995
                                            ------------   -----------
   Net sales                                $ 624,806      $  674,269
   Income from continuing operations        ============   ===========
     before unusual item                    $  36,228      $   33,599
   Write-downs and costs associated
     with Costa Rica flood                    (12,000)            --
                                            ------------   -----------
   Income from continuing operations           24,228          33,599
   Discontinued operations                           --         4,029
                                            ------------   -----------
   Net income                               $  24,228      $   37,628
                                            ============   ===========

   Fully diluted earnings per share:
       - Before unusual item                    $ .57           $ .55
       - Unusual item                            (.19)             --
       - Continuing operations                    .38             .55
       - Discontinued operations                   --             .07
       - Net income                               .38             .62

   Weighted average number of
     common shares and equivalents             63,829          61,083

   Quarterly results are subject to significant seasonal variations and are not necessarily indicative of the results of operations for a full fiscal year.